Exhibit 99.1

news release

Enbridge to Invest $1.2 Billion in Enbridge Energy Partners Through Preferred Unit Private Placement

Partnership Expects to Exercise Joint Funding Option to Reduce Funding Requirements

CALGARY, ALBERTA and HOUSTON, TEXAS—(Marketwired—May 8, 2013) - Enbridge Inc. (TSX:ENB)(NYSE:ENB) (“Enbridge”) and Enbridge Energy Partners, LP (NYSE:EEP) (“EEP” or the “Partnership”) today announced that they have entered into an agreement whereby Enbridge will invest $1.2 billion in preferred units issued by EEP, and which is expected to close later today.

Additionally, EEP expects to exercise its options to pare down its economic interests in the Lakehead system expansions of both the Eastern Access and Mainline Expansion projects from 40 percent to 25 percent, by the June 30, 2013 deadline. The Partnership retains the option to increase its participation in either project back up to 40 percent for a period lasting until one year after the in-service date of each. Collectively, the preferred unit issuance and option exercise would reduce the amount of near term third party financing required by EEP to fund its current organic growth program by over $1.9 billion.

“The Partnership’s attractive and unrivaled $8.5 billion organic growth program will deliver long-term, low risk cash flow growth to our unitholders. The preferred unit private placement and the exercise of the joint funding options significantly reduce the amount of third party funding required,” said Mark Maki, President of the Partnership. “The combination of these two actions will relieve the equity issuance overhang which we believe is currently exerting downward pressure on the Partnership’s valuation. These actions provide improved coverage and significant flexibility to smooth our funding activities over a longer period of time, while preserving the upside from a full 40% participation once the projects come into service and start generating substantial highly visible cash flows.”

“Enbridge’s overall strategy for its sponsored vehicles is to optimize the funding of our enterprise-wide slate of attractive growth projects. At present that is best accomplished by providing flexibility to the Partnership to access additional equity funding at a time and pricing which are more favorable,” said Richard Bird, Executive Vice President, Chief Financial Officer and Corporate Development. “This will enhance our existing investment in the Partnership through improving the valuation of EEP’s units, which will also reduce the cost of funding the remaining growth investment within EEP. Our Enbridge funding plan has always provided for the funding of 75% of the projects which are subject to the joint funding agreement, so there is no incremental funding required at the Enbridge level as a result of exercise of the pare down option by the Partnership. We expect that the preferred unit investment will be bridge funding until such time as it will be advantageous for the Partnership to raise common equity to redeem the units. Consequently we do not plan to issue permanent capital to fund this investment.”

The preferred units with a price per unit of $25.00 (par value) will have a fixed yield of 7.5 percent, reset every five years. Under the preferred units terms, quarterly cash distributions will not be payable in cash during the first eight quarters and will be added to the redemption value. Quarterly cash distributions will be payable beginning in the ninth quarter and deferred distributions are payable on the fifth anniversary or when redemption of the units takes place.

The preferred units will be redeemable at EEP’s option on the five year anniversary of the issuance and every fifth year thereafter, at par and including the deferred distribution. Earlier redemption is permitted under certain events including the ability to redeem the preferred units using the net proceeds from EEP’s equity issuances or from the sale of assets and from the issuance of debt, in equal amounts. In the event that the preferred units have not been redeemed in full at the fifth anniversary to the issuance, the deferred distribution will be payable at that time. In addition, on or after June 1, 2016, at Enbridge’s sole option, the preferred units can be converted into approximately 43.2 million common units of EEP.

Pursuant to the Eastern Access and Mainline Expansion Joint Funding Agreements with Enbridge, EEP has the option to pare down its economic interest and associated funding of these liquids market access projects by up to 15 percentage points, from 40 percent to 25 percent, with the option expiring June 30, 2013. EEP will have the option to increase its economic interest by up to 15 percentage points in the Lakehead System expansions of both the Eastern Access and Mainline Expansion projects within one year of the final project in-service dates. Final phases of the Eastern Access project and the Mainline Expansion Program are currently targeted for completion in 2016.

Both the preferred unit issuance and the respective Joint Funding Agreements were reviewed and recommended to the Board of Enbridge Energy Management, L.L.C. by a committee of independent Directors.

Proceeds from the preferred unit issuance will be used by EEP to repay commercial paper, to finance a portion of its capital expansion program relating to its core liquids and natural gas systems and for general partnership purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes.

About Enbridge Energy Partners, LP

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada.

Enbridge Energy Management, L.L.C. manages the business and affairs of EEP and its sole asset is an approximate 16 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB)(TSX:ENB) is the general partner of EEP and holds an approximate 21 percent interest in the Partnership.

About Enbridge Inc.

Enbridge Inc. is a North American leader in delivering energy and has been included on the Global 100 Most Sustainable Corporations in the World ranking for the past five years. As a transporter of energy, Enbridge operates, in Canada and the U.S., the world’s longest crude oil and liquids transportation system. The Company also has a significant and growing involvement in natural gas gathering, transmission and midstream businesses, and an increasing involvement in power transmission. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State. As a generator of energy, Enbridge has interests in more than 1,600 megawatts of renewable and alternative energy generating capacity and is expanding its interests in wind, solar and geothermal energy. Enbridge employs more than 10,000 people, primarily in Canada and the U.S. and is ranked as one of Canada’s Greenest Employers and one of Canada’s

Top 100 Employers for 2013. Enbridge is included on the 2012/2013 Dow Jones Sustainability World Index and the Dow Jones Sustainability North America Index. Enbridge’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

LEGAL NOTICE

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although Enbridge and its affiliate EEP believe that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Canadian securities filings for ENB, and American SEC filings for ENB and EEP. Additionally, EEP’s expectation regarding the exercise of the pare down options is based on its belief that the conditions to the exercise of such options, including receipt of a recommendation from a committee of independent directors, will be satisfied prior to expiration of the options on June 30, 2013. While Enbridge and EEP make these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge and EEP assume no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

Contact Information

Enbridge Inc.

Graham White

Media

(403) 508-6563 or Toll Free: (888) 992-0997

graham.white@enbridge.com

Enbridge Inc.

Jody Balko

Investment Community

(403) 231-5720

jody.balko@enbridge.com

Enbridge Energy Partners, LP

Terri Larson

Media

(877) 496-8142

usmedia@enbridge.com

Enbridge Energy Partners, LP

Sanjay Lad

Investment Community

Toll-free: (866) EEP INFO or (866) 337-4636

eep@enbridge.com